                                                                    EXHIBIT 12.2

           STATEMENT OF COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

                                                        Year Ended
                                                       December 31,
                                                           2001
                                                       ------------
Earnings:
   Income before taxes                                  $  51,388
   Fixed charges per below                                 30,350
   Less: capitalized interest per below                       213
   Current period amortization of interest
      capitalized in prior periods                             -
                                                        ---------
   Total earnings                                       $  81,525
                                                        =========

Fixed charges and preferred stock dividends:
   Interest expense                                     $  29,302
   Capitalized interest                                       213
   Interest portion of rent expense                           835
   Preferred dividend requirements                             -
                                                        ---------
   Total fixed charges and preferred stock dividends    $  30,350
                                                        =========

Ratio of earnings to combined fixed charges
   and preferred stock dividends                              2.7
                                                        =========